UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a party other than the registrant 

Check the appropriate box:

	Preliminary proxy statement

	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

	Definitive proxy statement.

☑	Definitive additional materials.

	Soliciting material under Rule 14a-12.

Centerstone Investors Trust
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☑	No fee required.

	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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	Fee paid previously with materials.
	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

CENTERSTONE INVESTORS TRUST

PLEASE DO NOT DISREGARD THIS LETTER

SPECIAL MEETING OF SHAREHOLDERS ADJOURNED WE NEED YOUR PARTICIPATION

Dear Investor,

We have been trying to reach you regarding your investment(s) in the Centerstone Investors Fund and/or Centerstone International Fund. Our shareholder meeting, which was originally scheduled for January 28, 2021, has now been adjourned until February 16, 2021 due to lack of shareholder participation. Unfortunately, this is a government mandated process that requires a certain quorum to hold our meeting. We only have a certain timeframe in which to attain quorum and are running out of time.

Please note that we would not bear the expense of reaching out to you unless we absolutely needed your participation to reach quorum to hold the meeting. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations.

Shareholders are being asked to vote on the following proposal:

Proposal 1: To approve a proposed Agreement and Plan of Reorganization, pursuant to which the Existing Funds would reorganize into separate series of Northern Lights Fund Trust III (“Northern Lights”), an open-end management investment company organized as a Delaware statutory trust. No fee increase is proposed.

The reason for this Reorganization is that regulatory requirements continue to result in increased operating costs for the Existing Funds. Reorganizing the Funds into Northern Lights will allow the Funds to attempt to gain operational efficiencies and, if the New Funds’ assets grow, to potentially lower expenses in the future due to the economies of scale associated with a larger series trust.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposal, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board of Trustees recommends that you vote “FOR” the Proposal.

However, even if you simply cast an Abstain vote, which is neither for nor against the proposal, but is only registered for purposes of quorum, it would be a great help. The proxy statement is available online www.okapivote.com/Centerstone.

In order for your vote to be represented, we must receive your voting instructions. EVEN IF IT IS PAST THE INDICATED MEETING DATE, PLEASE SUBMIT YOUR VOTE TODAY. For your convenience, please use either of the following methods to submit your vote:

1.	By Internet

Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at (855) 208-8903.

Representatives are available Monday - Friday 9:00am to 9:00pm (ET).